Exhibit 12.1

SI International Inc. and Subsidiaries
Calculation of Ratios of Earnings to Fixed Charges and Preferred Stock Dividends
(Amounts in thousands)

	9 Months Ended
	September 30, 2006	September 24, 2005

Earnings from continued operation before fixed charges
Pre-tax income from continuing operations	$23,330	$19,566
Add: Fixed charges computed below	8,628	6,419

Earnings from continued operation before fixed charges	$31,958	$25,985

Fixed charges
Interest expenses	$4,445	$3,933
Amortization of deferred financing costs and debt discount	1,750	513
Rental interest factor	2,433	1,973

Total fixed charges	$8,628	$6,419

Preferred Stock Dividends	$—	$—

Ratio of earnings to fixed charges	3.70	4.05

Ratio of earnings to fixed charges and Preferred Stock Dividends	3.70	4.05

SI International, Inc. and Subsidiaries
Calculation of Ratios of earnings to Fixed Charges
(Amounts in thousands)

	Twelve Months Ended
	December 31,	December 25,	December 27,	December 28,	December 29,
	2005	2004	2003	2002	2001
Earnings from continued operation before fixed charges
Pre-tax income from continuing operations	$27,879	$17,975	$12,163	$3,922	$(72)
Add: Fixed charges computed below	8,802	4,861	2,307	4,888	4,810

Earnings from continued operation before fixed charges	$36,681	$22,836	$14,470	$8,810	$4,738

Fixed charges
Interest expenses	$5,398	$2,344	$227	$2,129	$3,159
Amortization of deferred financing costs and debt discount	705	416	379	1,190	292
Rental interest factor	2,699	2,101	1,701	1,569	1,359

Total fixed charges	$8,802	$4,861	$2,307	$4,888	$4,810

Ratio of earnings to fixed charges	4.17	4.70	6.27	1.80	0.99

SI International, Inc. and Subsidiaries
Calculation of Ratios of earnings to Fixed Charges
and Preferred Stock Dividends
(Amounts in thousands)

	Twelve Months Ended
	December 31,	December 25,	December 27,	December 28,	December 29,
	2005	2004	2003	2002	2001

Earnings from continued operation before fixed charges
Pre-tax income from continuing operations	$27,879	$17,975	$12,163	$3,922	$(72)
Add: Fixed charges computed below	8,802	4,861	2,307	4,888	4,810

Earnings from continued operation before fixed charges	$36,681	$22,836	$14,470	$8,810	$4,738

Fixed charges
Interest expenses	$5,398	$2,344	$227	$2,129	$3,159
Amortization of deferred financing costs and debt discount	705	416	379	1,190	292
Rental interest factor	2,699	2,101	1,701	1,569	1,359

Total fixed charges	$8,802	$4,861	$2,307	$4,888	$4,810

Preferred Stock Dividends	$—	$—	$—	$1,954	$2,052

Ratio of earnings to fixed charges and Preferred Stock Dividends	4.17	4.70	6.27	1.80	0.99